Exhibit 10.2.1

First Amendment

to

Highland Hospitality Corporation

Executive Deferred Compensation Plan

This First Amendment (the “Amendment”) made by Highland Hospitality Corporation, a Maryland corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company sponsors the plan known as the “Highland Hospitality Corporation Executive Deferred Compensation Plan” (the “Plan”);

WHEREAS, pursuant to Article VIII of the Plan, the Company retained the right to amend the Plan; and

WHEREAS, resolutions were duly adopted by the Company approving this amendment to the Plan;

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2006, as follows:

1.    Article III, Section 2 of the Plan is amended to read as follows:

Section	2. Participant Elective Deferrals.

A Participant’s Election to defer Compensation shall first be credited to the Participant’s account in the Retirement Savings Plan up to the lesser of (a) annual maximum amount specified in Section 402(g) of the Code (including catch-up contributions, if any, that the Participant is eligible to make under Section 414(g)(1)(C) of the Code) or (b) the maximum contribution otherwise permitted under the Retirement Savings Plan for the year. Any remaining deferrals of Compensation pursuant to such Election shall be credited to the Participant’s Deferred Compensation Account in accordance with Section 1 above. The Administrator shall, to the extent necessary to comply with Section 409A of the Code with respect to Post-2004 Deferrals, ignore amendments to the Retirement Savings Plan made after the effective date of an Employee’s Election and may adopt such rules for determining the amount to be credited to the Retirement Savings Plan as may be required for post-2004 Deferrals to comply with Section 409A of the Code.

2.    Article III, Section 3 of the Plan is amended to read as follows:

Section	3. Company Matching Contributions.

(a)    Eligibility for Company Basic or Matching Contributions. A Participant whose contributions to the Retirement Savings Plan for a Plan Year are equal to the lesser of (a) the maximum contribution amount specified in Section 402(g) of the Code (including catch-up contributions, if any, that the Participant is eligible to make under Section 414(g)(1)(C) of the Code) or (b) the maximum contribution otherwise permitted under the Retirement Savings Plan for the year, shall be eligible to receive a Company Basic Matching Contribution and Company Discretionary Matching Contribution, if any, for the Plan Year.

(b)    Amount of Company Basic Matching Contributions. The Administrator shall credit to the Deferred Compensation Account of a Participant eligible to receive a Company Basic Matching Contribution, an amount determined by (1) multiplying the Participant’s Compensation (while eligible under Section 1 of Article II) by four percent (4%) or, if less, the percentage of the Participant has elected to defer for the Plan year, then (2) subtracting from the result determined in (1) above the amount of the Company’s non-discretionary matching contribution the Participant received or is entitled to receive under the Retirement Savings Plan for the Plan Year.

(c)    Company Discretionary Matching Contributions. For any Plan Year that the Company determines to provide a discretionary matching contribution under the Retirement Savings Plan, the Administrator shall credit to the Deferred Compensation Account of each Participant eligible to receive a Company Discretionary Matching Contribution, an amount determined by (1) multiplying the Participant’s Compensation (while eligible under Section 1 of Article II) by the percentage of Compensation considered for the discretionary matching contribution under the Retirement Savings Plan for the Plan Year or, if less, the percentage the Participant has elected to defer for the Plan Year, then (2) multiplying the result in (1) above by the discretionary match percentage under the Retirement Savings Plan for such Plan Year, the (3) subtracting from the result determined in (2) above the Company’s discretionary matching contribution the Participant received or is entitled to receive for such Plan Year under the Retirement Savings Plan; provided, however, that such discretionary matching contribution under this Plan shall be made only on behalf of a Participant in this Plan who is eligible to share in the discretionary matching contribution under the Retirement Savings Plan.

(d)    Additional Matching Contribution Rules. The Administrator shall adopt such additional rules as may be required by Section 409A with respect to Post-2004 Deferrals of matching contributions as the Administrator deems necessary or appropriate to provide for the deferral of such matching contribution in compliance with Section 409A of the Code.

3. The	definition of “Compensation” in Article X is amended to read as follows:

Compensation means for each Plan Year, a Participant’s wages, salaries, and fees for professional services and other amounts received, without regard to whether or not an amount is paid in cash, for personal services actually rendered in the course of employment with the Employer. Compensation includes, but is not limited to, commissions, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits and reimbursements or other expense allowances under a nonacccountable plan (as described in Treasury Regulation Section 1.62-2(c)). Compensation paid or made available shall include any Elective Deferral (as defined in Code Section 402(g)(3)); any amount which is contributed or deferred by the Employer at the election of the Employee and which is not includible in the gross income of the Employee by reason of Code Sections 125, 132(f)(4), 402(e)(3), 402(h)(1) or 402(b); and amounts (other than matching contributions) deferred under this Plan.

Compensation excludes the following:

•	distributions received from a plan of deferred compensation,

•

amounts realized from the exercise of a non-qualified stock option, when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, or when an Employee receives dividends or other distributions with respect to restricted stock (or property) that are otherwise treated as Compensation,

•	amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option,

•	amounts deferred by an Employee under the terms of a non-qualified deferred compensation plan, and

•

reimbursements or other expense allowances, fringe benefits (each or non cash), moving expenses, deferred compensation (other than deferrals described in Code Section 415(c)(3)(D) or under this Plan) and welfare benefits.

IN WITNESS WHEREOF, the Company has executed this Amendment this 12th day of December, 2006.

Highland Hospitality Corporation

By:	/s/ Tracy M.J. Colden
Name:	Tracy M. J. Colden
Title:	Executive Vice President